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                                   EXHIBIT 12

           INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

             Computation of Ratio of Earnings to Fixed Charges
                                   (unaudited)

                                 (in thousands)


                                      THREE MONTHS ENDED      NINE MONTHS ENDED
                                      -------------------     -------------------
                                       Dec. 1,   Nov. 25,     Dec. 1,    Nov. 25,
                                         2001       2000        2001        2000
                                      -------    --------    --------    --------
Earnings (loss) before income taxes    $ (550)   $13,714     $ 7,321     $34,833
Plus: Fixed charges (1)                 7,691      6,797      21,023      19,712
Less: Capitalized interest                (69)       (97)       (323)       (439)
                                       ------    -------     -------     -------
Earnings available to cover
   fixed charges                       $7,072    $20,414     $28,021     $54,106
                                       ======    =======     =======     =======

Ratio of earnings to fixed charges (2)    .92       3.00        1.33        2.74
                                       ======    =======     =======     =======

(1) Fixed charges consisted of the following:


                                      THREE MONTHS ENDED      NINE MONTHS ENDED
                                      ------------------      -------------------
                                       Dec. 1,   Nov. 25,     Dec. 1,    Nov. 25,
                                         2001       2000        2001        2000
                                      --------   -------     -------     -------
Interest expense, gross                $5,128     $4,552     $13,418     $13,227
Rentals (Interest factor)               2,563      2,245       7,605       6,485
                                      --------   -------     -------     -------
   Total fixed charges                 $7,691     $6,797     $21,023     $19,712
                                      =======    =======     =======     =======

(2) For the three months ended December 1, 2001, earnings were inadequate to cover fixed charges by $619.